INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of ___________, 2010 by and among FEG Absolute Access Fund (the “Fund”), FEG Investors, LLC (the “Adviser”), and InterOcean Capital, LLC (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser has entered into an amended and restated investment management agreement (the “Investment Management Agreement”) dated ________ with the Fund, which plans to register as an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Directors of the Fund (the “Board”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Fund, in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Management Agreement with the Fund to retain sub-advisers; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser except as expressly authorized in this Agreement or another writing by the Fund, the Adviser and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND

A.          As an investment adviser to the Fund, the Sub-Adviser will be involved with the aspects of the Fund’s investment program as detailed in this Section 3. All powers and authority of the Sub-Adviser under this Agreement shall be effected and exercised exclusively through the Fund. The Sub-Adviser shall act on behalf of the Fund only pursuant to the supervision of the Adviser and the authority granted under this Agreement. The Sub-Adviser shall not permit or cause the Fund to enter into or otherwise directly engage in any borrowing, leverage or other credit arrangements without the express authorization of the Adviser. Further, the Sub-Adviser shall not engage in any principal transactions or agency cross transactions with, or with respect to any of the assets of, the Fund.

B.           As part of the services it will provide hereunder, the Sub-Adviser will:

(i)           appoint a member of the Adviser’s Investment Policy Committee, thereby assisting in providing for oversight of the Fund’s investments, making Fund manager selection and termination recommendations and approving significant and strategic asset allocation changes and

(ii)           cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Adviser; keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund; provide prompt responses to reasonable requests made by such persons; and maintain necessary and appropriate interfaces with each such person so as to promote the efficient exchange of information.

C.           In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) the Fund’s operating agreement and/or other governing instruments, as the same may be amended from time to time (“Governing Documents”); (ii) the registration statement of the Fund as filed with the Securities and Exchange Commission (“SEC”), as the same may be amended from time to time (the “Registration Statement”) as well as the Confidential Memorandum of any Feeder Fund; (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Fund; (iv) the Fund’s Compliance Manual and other policies and procedures adopted from time to time by the Board; and (v) the written instructions of the Adviser not inconsistent with any of the foregoing. The Sub-Adviser shall have no responsibility under this Agreement to conform its services to any new or modified requirements imposed by any such any such amendment, modification or supplement, and shall have no liability for its failure to do so, unless it has been furnished with a copy thereof or a written notice detailing such new or modified requirements a reasonable period of time before such amendment, modification or supplement is to take effect.

D.           The Sub-Adviser agrees to render the services and to provide at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

E.           The Adviser and the Fund agree that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to recommend for purchase for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser, it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

F.           The Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required, in accordance with its role and duties under this Agreement, of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

4.	COMPENSATION OF THE SUB-ADVISER

In consideration of the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser a monthly fee equal to 10% of any investment management fee received by the Adviser from the Fund pursuant to the Investment Management Agreement as of the end of each calendar month, which fee shall be paid within 60 days after the end of the month (or if earlier, within 60 days after the date of expiration or termination of this Agreement). In the event this Agreement is in effect for part, but not all, of a calendar month, the fee payable to the Sub-Adviser for such month shall be appropriately pro-rated. In the event this Agreement expires or terminates on a date other than the end of a calendar month, the fee payable for the uncompleted month shall be determined based on the value of the net assets of the Fund determined as of the end of the most recent calendar month ended on or prior to the date of expiration or termination and as if the Adviser had received a fee for the uncompleted month pursuant to the Investment Management Agreement. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its sole and absolute discretion and from time to time, waive all or any portion of its advisory fee compensation.

5.	LIABILITY/DUTY OF CARE

The Sub-Adviser (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Sub-Adviser) shall not be liable to the Adviser or the Fund or to any of their members for any loss or damage occasioned by any act or omission in the performance of the Sub-Adviser’s services under this Agreement, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Sub-Adviser constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Sub-Adviser or as otherwise required by law.

The Adviser and the Fund (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Adviser and the Fund) shall not be liable to the Sub-Adviser or to any of its members for any loss or damage occasioned by any act or omission in the performance of the Adviser’s or the Fund’s services under this Agreement, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Adviser or the Fund constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Adviser or the Fund or as otherwise required by law.

           The provisions of this Section 5 shall survive the expiration and termination of this Agreement.

6.	REPRESENTATIONS OF THE ADVISER

           The Adviser represents, warrants and agrees that:

A.          The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B.           The Adviser and the Fund have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.           The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

D.           The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or a feeder fund, provided,  however, that routine regulatory examinations shall not be required to be reported by this provision.

E.           The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its officers, directors, partners, members or employees (its “Affiliates”) are a party.

7.	REPRESENTATIONS OF THE SUB-ADVISER

           The Sub-Adviser represents, warrants and agrees that:

A.           The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

B.           The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement;  and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or a feeder fund.

C.           The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the General Counsel, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and other records relating to the Sub-Adviser’s code of ethics to the extent relevant to the Fund.

D.           The Sub-Adviser has provided the Fund and the Adviser with a copy of its Form ADV Part I, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and ADV Part II and promptly will furnish a copy of all amendments to the Fund and the Adviser at least annually.

E.           The Sub-Adviser will notify the Fund and the Adviser of any change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund named in the Registration Statement or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of any such assignment or change in control.

F.           The Sub-Adviser will promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

G.           The Sub-Adviser agrees to maintain a level of errors and omissions or professional liability insurance coverage reasonably deemed appropriate by the Sub-Adviser.

H.           The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its Affiliates are a party, or otherwise arising under this Agreement.

8.	REGULATION

           The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement shall have the authority to request pursuant to applicable laws and regulations.

9.	RECORDS

           Records relating to the services provided under this Agreement maintained by the Sub-Adviser that are required to be maintained by the Fund by the Investment Company Act and the rules thereunder (“Required Records”) shall be the property of the Fund and shall be under its control; however, the Fund shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its business or to comply with applicable laws and regulations.  In the event of the termination of this Agreement, Required Records shall promptly be returned to the Fund by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain copies of any or all such records and may retain such records that are required to be retained by it by law or regulation.  The Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with their respective duties hereunder and shall disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required by law.

10.	DURATION OF AGREEMENT

           This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved:  (i) by a vote of a majority of the Board who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect until __________ and shall continue in effect from year to year thereafter, unless terminated in accordance with the provisions of this Agreement, provided that such continuance is specifically approved at least annually by the Board and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.

11.	TERMINATION OF AGREEMENT

           This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) effective upon the termination of the Investment Management Agreement.

12.	AMENDMENTS TO THE AGREEMENT

           Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment: (i) if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement); and (ii) is approved by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.

13.	ENTIRE AGREEMENT

           This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

14.	HEADINGS

           The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.	NOTICES

           All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or to such other address as specified in a notice duly given to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

(a)           if to the Fund: FEG Absolute Access Fund LLC, c/o FEG Investors, LLC, 201 East Fifth St., Suite 1600, Cincinnati, OH  45202.

(b)           if to the Adviser: FEG Investors, LLC, 201 East Fifth St., Suite 1600, Cincinnati, OH 45202.

(c)           if to the Sub-Adviser: InterOcean Capital, LLC, 221 North LaSalle Street, Suite 900, Chicago, IL 60601

16.	SEVERABILITY

           Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.	GOVERNING LAW

           The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines.  To the extent that the laws of the State of Delaware conflict with applicable provisions of the Investment Company Act or the Advisers Act, the latter federal statutes shall control.

18.	INTERPRETATION

           Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act and applicable rules adopted thereunder. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

FEG ABSOLUTE ACCESS FUND, LLC	FEG INVESTORS, LLC

By:	By:
Name:		Name:
Title:		Title:

INTEROCEAN CAPITAL, LLC

By:
Name:
Title: